As filed with the Securities and Exchange Commission on May 11, 2017

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

OWENS-ILLINOIS, INC.

(Exact name of registrant as specified in its charter)

Delaware	22-2781933
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

One Michael Owens Way
Perrysburg, Ohio  43551-2999

(Address of Principal Executive Offices) (Zip Code)

OWENS-ILLINOIS, INC. 2017 INCENTIVE AWARD PLAN

(Full title of the plan)

MaryBeth Wilkinson	Copy to:
Senior Vice President, General	Scott C. Herlihy
Counsel and Corporate Secretary	Latham & Watkins LLP
Owens-Illinois, Inc.	555 11th Street, NW
One Michael Owens Way	Suite 1000
Perrysburg, Ohio 43551-2999	Washington, DC 20004
(567) 336-5000	202-637-2200

(Name and address of agent for service)

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company”  in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
(Do not check if a smaller reporting company)		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount of shares to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Maximum Amount of Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock, $0.01 par value per share, reserved for issuance under the Owens-Illinois, Inc. 2017 Incentive Award Plan	5,500,000	$21.63	$118,965,000	$13,788.05

(1)                     This Registration Statement registers 5,500,000 shares of common stock, $0.01 par value per share (the “Common Stock”) of Owens-Illinois, Inc. (the “Company”) pursuant to the Owens-Illinois, Inc. 2017 Incentive Award Plan (the “Plan”).  In accordance with Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers any additional shares of Common Stock which become issuable under the Plan, by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of the outstanding shares of Common Stock of the Company.

(2)                     Estimated in accordance with Rule 457(c) and (h) under the Securities Act solely for the purpose of calculating the registration fee.  The Proposed Maximum Offering Price Per Share is based upon the average of the high and low prices for the Company’s Common Stock as reported on the New York Stock Exchange on May 5, 2017 ($21.63).

EXPLANATORY NOTE

On March 23, 2017, the Company’s Board of Directors approved the Plan, subject to the approval of the Company’s stockholders.  On May 11, 2017, the Company’s stockholders approved the Plan.  This Registration Statement on Form S-8 is being filed in order to register the 5,500,000 shares of Common Stock which may be offered or sold to participants under the Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.                                 Plan Information

Not required to be filed with this Registration Statement.

Item 2.                                 Registrant Information and Employee Plan Annual Information

Not required to be filed with this Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.           Incorporation of Documents by Reference

We have filed the following documents with the Securities and Exchange Commission which are hereby incorporated by reference in this Registration Statement:

1.              The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016, filed with the Securities and Exchange Commission on February 10, 2017, including portions of the definitive proxy statement on Schedule 14A specifically incorporated by reference into the Form 10-K, filed with the Securities and Exchange Commission on March 30, 2017;

2.              The Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2017 filed on April 25, 2017;

3.              The Company’s Current Report on Form 8-K filed on March 27, 2017; and

4.              The description of our common stock contained in our Registration Statement on Form 8-A filed on December 3, 1991, as amended.

All documents subsequently filed by the Company or by the Plan pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be part of this Registration Statement from the date of the filing of such documents, except as to any portion of any document, including portions of a Current Report furnished under Items 2.02 or 7.01 of Form 8-K, that is not deemed filed under such provisions.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this Registration Statement is deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement or in any subsequently filed document which also is or is deemed to be incorporated by reference in this Registration Statement.

Item 4.           Description of Securities

Not required to be filed with this Registration Statement.

Item 5.           Interests of Named Experts and Counsel

Not applicable.

Item 6.           Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law provides that a corporation shall have the power, and in some cases is required, to indemnify an agent, including an officer or director, who was or is a party or is threatened to be made a party to any proceedings, against certain expenses, judgments, fines, settlements and other amounts under certain circumstances.  Article III, Section 16 of our Third Amended and Restated By-laws provides for indemnification of our officers and directors to the full extent permitted by the Delaware General Corporation Law, and we maintain insurance covering certain liabilities of our directors and officers and the directors and officers of our subsidiaries.

Item 7.           Exemption from Registration Claimed

Not applicable.

Item 8.           Exhibits.

Exhibit Number	Description

3.1

Third Restated Certificate of Incorporation of the Company, dated May 10, 2012 (incorporated by reference to Exhibit 3.1 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2012).

3.2

Third Amended and Restated By-laws of Owens-Illinois, Inc., effective as of April 24, 2009 (incorporated by reference to Exhibit 3.1 of the Company’s Current Report on Form 8-K filed on April 27, 2009).

5.1	Opinion of Latham & Watkins LLP.

23.1	Consent of Latham & Watkins LLP (included in Exhibit 5.1).

23.2	Consent of Independent Registered Public Accounting Firm.

24.1	Power of Attorney (included on the signature page of this Registration Statement).

99.1	Owens-Illinois, Inc. 2017 Incentive Award Plan (incorporated by reference to Appendix B to the Company’s Definitive Proxy Statement on Schedule 14A, filed on March 30, 2017).

Item 9.           Undertakings.

(a)           The undersigned registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)            To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)           To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)          To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)           That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)           The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Perrysburg, Ohio, on the 11th day of May, 2017.

OWENS-ILLINOIS, INC.

BY	/s/ MaryBeth Wilkinson
MaryBeth Wilkinson
Senior Vice President and General Counsel

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints jointly and severally, Andres A. Lopez, Jan A. Bertsch and MaryBeth Wilkinson and each of them, his or her attorney-in-fact, each with the power of substitution, for him or her in any and all capacities, to sign any and all amendments to this Registration Statement on Form S-8 (including post-effective amendments) and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the foregoing, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Andres A. Lopez	President and Chief Executive Officer and Director (Principal Executive Officer)	May 11, 2017
Andres A. Lopez

/s/ Jan A. Bertsch	Senior Vice President and Chief Financial Officer (Principal Financial Officer; Principal Accounting Officer)	May 11, 2017
Jan A Bertsch

/s/ Gary F. Colter	Director	May 11, 2017
Gary F. Colter

/s/ Joseph J. DeAngelo	Director	May 11, 2017
Joseph J. DeAngelo

/s/ Gordon J. Hardie	Director	May 11, 2017
Gordon J. Hardie

/s/ Peter S. Hellman	Director	May 11, 2017
Peter S. Hellman

/s/ Anastasia D. Kelly	Director	May 11, 2017
Anastasia D. Kelly

/s/ John J. McMackin, Jr.	Director	May 11, 2017
John J. McMackin, Jr.

/s/ Alan J. Murray	Director	May 11, 2017
Alan J. Murray

/s/ Hari N. Nair	Director	May 11, 2017
Hari N. Nair

/s/ Hugh H. Roberts	Director	May 11, 2017
Hugh H. Roberts

/s/ Carol A. Williams	Director	May 11, 2017
Carol A. Williams

	Director	May 11, 2017
Dennis K. Williams

EXHIBIT INDEX

Exhibit Number	Description

3.1

Third Restated Certificate of Incorporation of the Company, dated May 10, 2012 (incorporated by reference to Exhibit 3.1 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2012).

3.2

Third Amended and Restated By-laws of Owens-Illinois, Inc., effective as of April 24, 2009 (incorporated by reference to Exhibit 3.1 of the Company’s Current Report on Form 8-K filed on April 27, 2009).

5.1	Opinion of Latham & Watkins LLP.

23.1	Consent of Latham & Watkins LLP (included in Exhibit 5.1).

23.2	Consent of Independent Registered Public Accounting Firm.

24.1	Power of Attorney (included on the signature page of this Registration Statement).

99.1	Owens-Illinois, Inc. 2017 Incentive Award Plan (incorporated by reference to Appendix B to the Company’s Definitive Proxy Statement on Schedule 14A, filed on March 30, 2017).